UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Onterris, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	46-4195044
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

5120 Northshore Drive, North Little Rock, Arkansas	72118
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), please check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act: None.

Explanatory Note

This Amendment No. 1 to the Registration Statement on Form 8-A/A amends and restates in its entirety the Registration Statement on Form 8-A filed by Onterris, Inc. (the “Company”) on August 5, 2026 (Accession # 0001193125-26-335264) (the “Original 8-A”). The Original 8-A is being amended solely to remove Exhibit 99.1, which was inadvertently included in the Original 8-A.

Item 1. Description of Registrant’s Securities to be Registered.

On August 5, 2026, the Board of Directors of Onterris, Inc. (the “Company”) declared a dividend of one preferred share purchase right (a “Right”), payable on August 17, 2026, for each share of common stock, par value $0.000004 per share, of the Company outstanding on August 17, 2026 to the stockholders of record on that date. In connection with the distribution of the Rights, the Company entered into a Rights Agreement (the “Rights Agreement”), dated as of August 5, 2026, between the Company and Computershare Trust Company, N.A., as rights agent.

Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series B Preferred Stock, par value $0.0001 per share, of the Company (the “Preferred Shares”) at a price of $105.00 per one one-thousandth of a Preferred Share represented by a Right (the “Purchase Price”), subject to adjustment.

The Rights are in all respects subject to and governed by the provisions of the Rights Agreement, which is incorporated herein by reference. The description of the Rights is incorporated herein by reference to the description set forth under Items 1.01 and 5.03 of the Company’s Current Report on Form 8-K filed on August 5, 2026 and is qualified in its entirety by reference to the full text of the Rights Agreement.

Item 2. Exhibits.

Exhibit No.	Description
3.1

Form of Certificate of Designations of Series B Preferred Stock of Onterris, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on August 5, 2026 (Accession #0001193125-26-335121)).

4.1

Rights Agreement, dated as of August 5, 2026, between Onterris, Inc. and Computershare Trust Company, N.A., as rights agent (which includes the Form of Right Certificate attached as Exhibit B thereto) (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on August 5, 2026 (Accession #0001193125-26-335121)).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Onterris, Inc.

Date:	August 10, 2026	By:	/s/ Nasym Afsari
Nasym Afsari General Counsel